SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-A


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                       Central and South West Corporation
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             (Exact Name of Registrant as Specified in Its Charter)



             Delaware                                   51-0007707
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(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)


1616 Woodall Rodgers Freeway, Dallas, Texas                   75202-1234
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(Address of Principal Executive Offices)                      (Zip Code)


If this form relates to the registration     If this form relates to the
of a class of securities pursuant to         registration of a class of
Section 12(b) of the Exchange Act and is     securities pursuant to Section
effective pursuant to General Instruction    12(g) of the Exchange Act and is
A.(c), please check the following box.|X|    effective pursuant to General
                                             Instruction A.(d), please check the
                                              following box.|_|

Securities Act registration statement file number to which this form relates:  Not Applicable
                  ---------------
                  (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

  TITLE OF EACH CLASS                           NAME OF EACH EXCHANGE ON WHICH
  TO BE SO REGISTERED                             EACH CLASS IS TO BE REGISTERED

  Common Stock Purchase Rights                  New York Stock Exchange and
                                                Chicago Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
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                                (Title of Class)




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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 1.        DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

               On September 27, 1997, the Board of Directors of Central and South West Corporation, a Delaware corporation (the "Company"), adopted a stockholder rights plan (the "Plan"), subject to approval by the Securities and Exchange Commission ("SEC") pursuant to the Public Utility Holding Company Act of 1935. On December 19, 1997 the SEC approved the Company's adoption of the Plan and on December 22, 1997 the Company declared a dividend of one common stock purchase right (a "Right") for each outstanding share of Common Stock, par value $3.50 per share (the "Common Stock"), of the Company. The dividend is payable on January 6, 1998 (the "Record Date") to the holders of record of the Common Stock at the Close of Business on such date. Each Right entitles the holder thereof (except as described below) to purchase from the Company one-tenth of a share of Common Stock at a price of $50 per whole share of Common Stock (the "Purchase Price"), subject to adjustment. This is equivalent to $5 per one-tenth of a share of Common Stock. The terms of the Rights are set forth in the Rights Agreement dated as of December 22, 1997 (the "Rights Agreement") between the Company and Central and South West Services, Inc., as Rights Agent (the "Rights Agent"). Capitalized terms not defined herein have the respective meanings specified in the Rights Agreement.

DESCRIPTION OF RIGHTS

               Initially, the Rights would not be exercisable and would trade as an integral part of the outstanding shares of Common Stock. Upon the occurrence of the triggering events described below, the Rights would become exercisable and Rights Certificates representing the Rights would be distributed and would trade independently of such outstanding shares. However, the Rights would not entitle the holders thereof to make a discounted purchase of shares of the Company's Common Stock or of the common stock of the person acquiring the Company until the occurrence of one of the events or transactions described below under the caption "Discount Purchase Right."

               TRIGGERING EVENTS. The Rights would become exercisable (I.E., Common Stock could be purchased at the Purchase Price pursuant to the Rights) upon the earlier to occur of (i) 10 days after the first public announcement that any person or group (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the Company's outstanding Common Stock ("Acquisition Event") and (ii) 10 business days (unless extended by the Board of Directors) after any person or group has commenced a tender or exchange offer which would, upon its consummation, result in such person or group becoming an Acquiring Person ("Offer Event") (the earlier of (i) and (ii) being referred to as the "Distribution Date").

               DISCOUNT PURCHASE RIGHT. When the Triggering Event is an Acquisition Event, the holders of the Rights (other than an Acquiring Person and certain transferees thereof, whose Rights will become void) would immediately have the right to receive, for each Right exercised, Common Stock having a market value equal to two times the Purchase Price then in effect ("Discount Purchase Right"). When the Triggering Event is an Offer Event, the holders of the

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Rights (other than an Acquiring Person and certain transferees thereof, whose
Rights will become void) would be entitled to the Discount Purchase Right once a person or group commencing the tender or exchange offer becomes an Acquiring Person. Notwithstanding the foregoing, Rights may not be exercised following the occurrence of an Acquisition Event or an Offer Event prior to the expiration of the Company's right to redeem the Rights.

               In the event that, on or after the Distribution Date, (i) the Company is acquired by another person or entity not controlled by the Company ("Acquiror") in a merger or other business combination transaction in which the Common Stock is exchanged for securities or other property, or (ii) 50% or more of the Company's consolidated assets or earnings power is sold or transferred to an Acquiror, each holder of a Right (except Rights which previously have been voided as set forth above) will thereafter be entitled to receive, for each Right exercised, common stock of the Acquiror having a market value equal to two times the Purchase Price then in effect.

               REDEMPTION OF RIGHTS. The Rights may be redeemed, as a whole, at a Redemption Price of $.01 per Right, subject to adjustment, at the direction of the Board, at any time prior to the earlier of (i) 10 days after the first public announcement that any person has become an Acquiring Person and (ii) the date of final expiration of the Rights. As in the case with most rights plans which are in place, the Rights will expire at the close of business on the tenth anniversary of the record date, unless earlier redeemed or exchanged by the Company as described further herein.

               EXCHANGE OF SHARES FOR RIGHTS. At any time after any person or group shall have become an Acquiring Person and before any person (other than the Company and certain related entities), together with its affiliates and associates, shall have become the beneficial owner of 50% or more of the outstanding shares of Common Stock, the Board may direct the exchange of shares of Common Stock for all or any part of the Rights (other than Rights which have become void) at the exchange rate of one share of Common Stock per Right, subject to adjustment.

               ADJUSTMENTS TO PURCHASE PRICE. The Purchase Price payable, and the number of shares of Common Stock (or other securities, as the case may be) issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock, (ii) upon the grant to holders of the Common Stock of certain rights or warrants to subscribe for or purchase shares of the Common Stock or convertible securities at less than the then current market price of the Common Stock or (iii) upon the distribution to holders of the Common Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Common Stock) or of subscription rights or warrants. Prior to the date on which the Rights become exercisable, the Board may make such equitable adjustments as it deems appropriate in the circumstances in lieu of any adjustment otherwise required by the foregoing.

               No adjustment in the Purchase Price will be required until the time at which cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Common Stock will be issued and, in lieu thereof, an adjustment in cash will

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be made based on the market price of the Common Stock on the last trading date prior to the date of exercise.

               AMENDMENTS. Any of the provisions of the Rights Agreement may be amended by the Board without the consent of the holders of the Rights; provided, however, that on or after the Distribution Date the Rights Agreement may not be amended in any manner that would adversely affect the interests of holders of Rights.

               MISCELLANEOUS.

               Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

               A copy of the Rights Agreement has been filed as an Exhibit to this Registration Statement. A copy of the Rights Agreement is available free of charge from the Company. The foregoing summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated herein by reference.


ITEM 2.        EXHIBITS.


Exhibit
NUMBER                    DESCRIPTION OF DOCUMENT

1 Rights Agreement dated as of December 22, 1997 between the Company and Central and South West Services, Inc., as Rights Agent, which includes the Form of Rights Certificate as EXHIBIT A and the Summary of Rights to Purchase Common Stock as EXHIBIT B.




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                                    SIGNATURE


               Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.




                                        CENTRAL AND SOUTH WEST CORPORATION



Date:  December 30, 1997                By: /S/   WENDY HARGUS
                                            ------------------
                                            Name:  Wendy Hargus
                                            Title:    Treasurer




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                                 EXHIBIT INDEX


Exhibit
NUMBER                    DESCRIPTION OF DOCUMENT

1 Rights Agreement dated as of December 22, 1997 between the Company and Central and South West Services, Inc., as Rights Agent, which includes the Form of Rights Certificate as EXHIBIT A and the Summary of Rights to Purchase Common Stock as EXHIBIT B.



























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